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                                                                    Exhibit 99.6
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[MGI LOGO]

NEWS RELEASE                                     CONTACT:
                                                    Maggie P. Knack
FOR IMMEDIATE RELEASE                               Director, Investor Relations
April 12, 2001                                      952-346-4771
                                                    IR@mgipharma.com
                                                    ----------------


          MGI PHARMA INITIATES ADDITIONAL PHASE 2 TRIAL OF IROFULVEN IN
                       HORMONE-REFRACTORY PROSTATE CANCER

           Phase 2 Trial to Evaluate Every-Other-Week Dosing Schedule

MINNEAPOLIS, April 12, 2001 -- MGI PHARMA, INC., (Nasdaq: MOGN) today announced that it has initiated an additional Phase 2 clinical trial of irofulven, its novel anti-cancer compound, using an intermittent dosing schedule to treat hormone-refractory prostate cancer patients. This randomized, multi-center Phase 2 trial conducted in Europe will evaluate the anti-tumor activity, safety, and clinical benefit of irofulven as a single agent and in combination with prednisone. Up to 54 patients will be treated with irofulven on an every-other-week dosing schedule. Results from this Phase 2 trial will be used to develop recommendations for an anticipated Phase 3 trial with irofulven in prostate cancer. Decrease in PSA (prostate-specific antigen) is the primary endpoint, along with objective tumor response in patients with measurable disease. Time to disease progression, duration of response, overall survival and clinical benefit will also be assessed. The patient enrollment period for this Phase 2 trial is expected to last approximately 18 months.

The anti-tumor activity of irofulven in hormone-refractory prostate cancer patients has already been evaluated in a prior Phase 2 trial where irofulven was dosed daily for five days every 28 days. All of the 32 patients who were evaluable for PSA response had stable or decreasing PSA levels and four of those patients had partial PSA responses (defined as a decrease of at least 50 percent for at least one month). In addition, one of the nine patients who had measurable disease had an objective partial response.

Improved tolerance and an ability to deliver more drug over multiple courses of treatment has been observed in an ongoing dose-optimization trial using an every-other-week dosing schedule, which will be assessed in this new trial. "This new multi-center Phase 2 trial of irofulven, in patients with hormone-refractory prostate cancer, used alone or in combination with prednisone, will provide us with valuable additional insight about irofulven's role in treating this type of cancer," said Professor Stephane Culine, head of the medical oncology department of Val d'Aurelle-Paul Lamarque Anticancer Center at Montpellier in France, and the lead investigator for the trial. "Considering the anti-tumor activity shown in a previous Phase 2 trial and a new dosing schedule that is better tolerated, we hope to demonstrate further evidence of irofulven's efficacy in this disease."
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MGI PHARMA, INC.
Initiates Phase 2 Prostate Cancer Trial Using New Dosing Schedule
Page 2

Dr. John MacDonald, senior vice president of research and development at MGI PHARMA commented, "Our continued research in this area demonstrates MGI's commitment to addressing the unmet needs of cancer patients, and hormone-refractory prostate cancer is clearly an area where we hope irofulven will make a difference in patients' lives."

About Hormone-Refractory Prostate Cancer
----------------------------------------
In men, carcinoma of the prostate is the second highest cause of cancer-related death after lung cancer, with an estimated 198,100 new cases to be diagnosed and 31,500 anticipated deaths in the United States in 2001, according to the American Cancer Society. Worldwide, the incidence of microscopic prostate malignancy increases from 30 percent in men over 50 years in age, to more than 50 percent in men in their eighties. The standard treatment for local disease is either radical prostatectomy or pelvic irradiation. Approximately 20 to 30 percent of men with prostate cancer have distant metastases at the time of diagnosis.

Hormone therapy is the first therapy to show efficacy in reducing tumor growth, but the duration of the response averages only 12 to 18 months. Among patients with disseminated disease, 70 to 80 percent experience subjective symptomatic relief, and approximately 40 to 60 percent achieve objective remission. Second-line hormonal therapy provides clinical improvement in only 10 to 20 percent of such patients, has a duration of less than six months, and does not significantly improve survival, indicating that a large number of patients become hormone-refractory after first-line treatment. Chemotherapy has been of limited value in the management of patients who have become refractory to hormone therapy. Despite many years of effort to develop effective chemotherapy administered before, during, or after hormone therapy, few effective drugs have been identified.

Advanced clinical trials are needed to compare the current standard treatment of mitoxantrone in combination with prednisone to other drug combinations to identify the best combination for improving quality of life and positively affecting survival.

About Irofulven
---------------
Irofulven (also known as MGI 114, hydroxymethylacylfulvene, or HMAF) is the first product candidate being developed by MGI PHARMA from its family of proprietary anti-cancer compounds called acylfulvenes. Irofulven is currently being tested in a series of clinical trials for the treatment of solid tumors, across a variety of cancers. Irofulven has demonstrated promising anti-tumor activity as a single agent in clinical testing against pancreatic, ovarian and prostate cancers. In February 2001, MGI PHARMA initiated a pivotal Phase 3 trial of irofulven in advanced-stage, gemcitabine-refractory pancreatic cancer patients. Side effects from irofulven are comparable to those seen with marketed chemotherapies and include bone marrow suppression (decreases in platelets or white blood cell counts), nausea, vomiting and fatigue. Patients and health care providers seeking information on the various irofulven clinical trials may call MGI PHARMA's Medical Communications Help Line at 1-800-562-5580 or the National Cancer Institute's Cancer Information Service at 1-800-4-CANCER (TTY 1-800-332-8615).
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MGI PHARMA, INC.
Initiates Phase 2 Prostate Cancer Trial Using New Dosing Schedule
Page 3

About MGI PHARMA
----------------
MGI PHARMA, INC. is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that meet patient needs and build shareholder value. MGI focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's web site at www.mgipharma.com.


This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. Factors that might affect MGI PHARMA's results include, but are not limited to the ability of MGI PHARMA's product candidates including irofulven to be proven safe and effective in humans and to ultimately compete successfully with other therapies, continued sales of MGI PHARMA's marketed products, development or acquisition of additional products, reliance on contract manufacturing, changes in strategic alliances, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. MGI PHARMA does not intend to update any of the forward-looking statements after the date of this news release to conform them to actual results.

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